Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated September 14, 2007 relating to the financial statements and related financial statement schedule of China Digital TV Holding Co., Ltd. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the references to us under the headings “Summary Consolidated Financial and Operating Data”, “Selected Consolidated Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Experts” and “Risk Factors” in such Prospectus.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China

September 14, 2007